Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

On August 1, 2012, Inergy, L.P. (“NRGY”) contributed 100% of its retail propane operations to Suburban Propane Partners, L.P. (“SPH”) and exchanged $1,187 million NRGY senior notes for $1,000 SPH senior notes (“Propane Disposition”). On June 18, 2013, NRGY distributed 100% of its limited partner units in Inergy Midstream, L.P. (“NRGM”) to NRGY shareholders on a pro rata basis (“NRGM Unit Distribution”). On June 19, 2013, Crestwood Holdings LLC (“Holdings”) acquired the general partner of NRGY and contributed the general partner interest and incentive distribution rights of Crestwood Midstream Partners L.P. (“CMLP”) to NRGY in exchange for NRGY common units. The general partner interest of CMLP is owned by Crestwood Gas Services GP LLC (“CMLP GP”). The completion of the previously announced merger of CMLP into NRGM is expected to close in the third quarter of 2013. NRGY owns the general partner interest of NRGM. The following unaudited pro forma condensed combined consolidated statement of operations of NRGY has been prepared for illustrative purposes only and is not necessarily indicative of what the combined partnership’s condensed consolidated statement of operations or results of operations actually would have been had the Propane Disposition, NRGM Unit Distribution, Holdings acquisition of the general partner interest in NRGY and contribution of the general partner interest and incentive distribution rights of CMLP to NRGY (“GP Acquisition”) and the CMLP and NRGM merger (“Merger”) been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined consolidated statement of operations does not purport to project the future financial position or operating results of the combined partnership. Future results may vary significantly from the results reflected because of various factors.

The historical financial statements have been adjusted in the pro forma financial statements to give effects to events that are (1) directly attributable to the Propane Disposition, NRGM Unit Distribution, GP Acquisition and Merger, (2) factually supportable, and (3) expected to have a continuing impact on the combined partnership. The unaudited pro forma condensed combined consolidated statement of operations does not reflect any non-recurring charges directly related to the GP Acquisition and Merger that the combined partnership may incur upon completion of these transactions.

The pro forma condensed combined consolidated statement of operations for the twelve months ended December 31, 2012 was derived from and should be read in conjunction with the following financial statements:

•	Audited Financial Statements of NRGY for the year ended September 30, 2012

•	Audited Financial Statements of CMLP GP for the year ended December 31, 2012

The unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2012 reflect the Propane Disposition, NRGM Unit Distribution, GP Acquisition and Merger as if it occurred on January 1, 2012. The unaudited pro forma condensed combined consolidated statement of operations reflects the following:

•	Holdings acquisition of the general partner of NRGY;

•	Contribution of 100% of the CMLP GP interest to NRGY

•	Issuance of 35,103,113 NRGY limited partner units and 4,387,899 NRGY subordinated units to an affiliate of Holdings

•	NRGM pays all cash consideration with respect to the Merger consideration payable at the effective time other than approximately $10.4 million, which amount is to be funded by Holdings;

•

Payment of certain estimated non-recurring fees associated with known contractual severance payments for certain identified employees that were involuntarily terminated at the time of the GP Acquisition;

•	Payment of certain estimated non-recurring contractual financing and professional fees;

•	Payment of non-recurring fees associated with entering into a new revolving credit facility at NRGM (NRGY will not provide credit support to this new revolving facility);

•	NRGM Unit Distribution; and

•	Propane Disposition.

The unaudited pro forma condensed combined consolidated statement of operations does not include any amounts for non-contractual costs expected to be incurred related to legal, accounting and other fees related to the merger which are currently estimated to range from $6 million to $9 million.

Descriptions of the foregoing adjustments are presented in the notes to the unaudited pro forma condensed combined consolidated statement of operations provided below.

The GP Acquisition will be accounted for as a reverse acquisition of NRGY under the purchase method of accounting in accordance with FASB Accounting Standard Codification Subtopic 805—Business Combinations. The accounting for a reverse acquisition results in the legal acquiree (CMLP GP) being the acquiror for accounting purposes. Therefore, NRGY will account for the GP Acquisition as if CMLP GP acquired NRGY. The assets and liabilities of NRGY will be reflected at fair value on the balance sheet of the combined partnership. A final determination of the purchase accounting adjustments, including the allocation of fair value to the NRGY assets and liabilities, has not been made. We are waiting on a report of a third party purchase price allocation. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma condensed combined consolidated statement of operations are preliminary and have been made solely for purposes of developing such statement. The unaudited pro forma condensed combined consolidated statement of operations does not purport to present NRGY’s financial position or the results of operations had the Propane Disposition, NRGM Unit Distribution, GP Acquisition and Merger actually been completed as of the dates indicated. Further, the unaudited pro forma condensed combined consolidated statement of operations does not reflect the effects of any cost savings or other synergies that may be achieved as a result of the Propane Disposition, GP Acquisition and Merger, are based on assumptions that NRGY believes are reasonable under the circumstances, and are intended for informational purposes only. Moreover, the statement does not project NRGY’s financial position or results of operations for any future date or period.

INERGY, L.P.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

(in millions, except unit and per unit data)

	Historical
	Crestwood Gas Services GP LLC	Inergy, L.P. (1)	Retail Propane Transaction Pro Forma Adjustments (a)	Inergy, L.P. Pro Forma	Pro Forma Adjustments		Inergy, L.P., As Further Adjusted
Revenues	$239.5	$2,006.8	$(779.2)	$1,227.6	$—		$1,467.1

Depreciation, amortization and accretion expense	73.2	169.6	(59.2)	110.4	(10.2	) (b)	173.4
Other operating expenses	111.7	1,697.0	(656.5)	1,040.5	—		1,152.2
Loss (gain) on disposal of assets	—	5.7	(5.8)	(0.1)	—		(0.1)

Total Operating Expenses	184.9	1,872.3	(721.5)	1,150.8	(10.2)		1,325.5
Other operating income:
Gain on contingent consideration	6.8	—	—	—	—		6.8

Operating income	61.4	134.5	(57.7)	76.8	10.2		148.4

Other income (expense):
Interest and debt expense	(35.8)	(83.6)	56.2	(27.4)	1.0	(c)	(62.2)
Gain on disposal of retail propane operations	—	589.5	(589.5)	—	—		—
Loss on Suburban Propane Partners, L.P. units	—	(47.6)	—	(47.6)	—		(47.6)
Early extinguishment of debt	—	(26.6)	—	(26.6)	—		(26.6)
Other	—	1.5	(0.2)	1.3	—		1.3

Income before income taxes	25.6	567.7	(591.2)	(23.5)	11.2		13.3
Provision for income taxes	1.2	1.8	0.1	1.9	—		3.1

Net income	24.4	565.9	(591.3)	(25.4)	11.2		10.2
Net income attributable to non-controlling partners	(9.5)	(11.0)	—	(11.0)	(52.8	) (d)	(73.3)

Net income attributable to partners	$14.9	$554.9	$(591.3)	$(36.4)	$(41.6)		$(63.1)

Partners’ interest information:
Limited partners’ interest in net income	$14.9	$554.9	$(591.3)	$(36.4)	$(41.6)		$(63.1)

Net income per limited partner unit:
Basic	$—	$4.39					$(0.31)

Diluted	$—	$4.22					$(0.37)

Weighted average limited partners’ units outstanding (in thousands):
Basic	—	124,976			35,103	(e)	160,079

Diluted	—	131,589			39,491	(e)	171,080

Dividends declared per limited partner unit		$1.75			$(0.42	) (d)	$1.33

(1)	The Inergy, L.P. financial information is for the year ended September 30, 2012.

The accompanying notes are an integral part of these unaudited pro forma condensed combined consolidated financial statements.

Notes to Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations

(a)	NRGY contributed 100% of its retail propane operations to Suburban Propane Partners, LP (“SPH”) and exchanged $1,187 million NRGY senior notes for $1,000 SPH senior notes on August 1, 2012. The pro forma adjustments in this column remove the results of the retail propane operations and also reflect the lower interest expense associated with the debt exchange. The Gain on disposal of retail propane operations was removed from the pro forma operating results as it is not expected to have a continuing impact on NRGY.

(b)	Reflects the pro forma adjustment of depreciation and amortization expense as follows (in millions):

December 31, 2012
Eliminate historical depreciation, amortization and accretion expense	$(110.4)
Pro forma depreciation, amortization and accretion expense	100.2

Pro forma adjustment to depreciation, amortization and accretion expense	$(10.2)

The preliminary purchase price allocation has assigned the majority of the step up in basis of the NRGY assets to goodwill. A final determination of the purchase price allocation has not been made and the adjustment to depreciation, amortization and accretion expense may be materially different than the amount reflected above.

(c)	Reflects the pro forma adjustment of interest and debt expense as follows (in millions):

December 31, 2012
Amortization of fair value adjustment to NRGY and NRGM’s outstanding senior notes	$0.6
Interest on additional borrowings to fund merger consideration and related fees and expenses	1.9
Eliminate the historical interest expense related to deferred financing costs written off	(3.6)

Pro forma adjustment to interest and debt expense	$(1.1)

The amortization period relative to the fair value adjustment to NRGY’s and NRGM’s senior notes is approximately eight years. The interest rate assumed on the additional borrowings was approximately 2.0% for the twelve months ended December 31, 2012. A change of 20 basis points in the assumed rate does not result in a material change to interest and debt expense.

(d)	Reflects the pro forma adjustment to non-controlling interest as a result of the NRGM Unit Distribution. This amount has been calculated utilizing the incentive distribution rights earned by NRGY during the year. The distributions per unit has been adjusted to account for the additional NRGY units issued to acquire CMLP GP. Based on the historical distributions paid, the 4,387,899 subordinated units issued by NRGY would have fully participated in distributions.

(e)	The shares of CMLP GP have been recast to reflect the Issuance of 35,103,113 NRGY limited partner units and 4,387,899 NRGY subordinated units to an affiliate of Holdings in exchange for 100% of the limited partner interests of CMLP GP.